John W. Hlywak, Jr.  (investors)               Jay Higham  (media)
Senior Vice President & CFO                    Senior Vice President Marketing
IntegraMed America, Inc                        IntegraMed America, Inc.
(914) 251-4143                                 (914) 251-4127
Web Address: www.integramed.com

                    INTEGRAMED REPORTS THIRD QUARTER RESULTS
                  --COMPANY EXPANDS DIVERSIFICATION STRATEGY--

Purchase, NY, November 1, 2000 -- IntegraMed America, Inc. (Nasdaq: INMD) today announced financial results for the third quarter and first nine months ended September 30, 2000. In addition, the Company announced its launch of IntegraMed PatientDirect, a new Internet powered marketing program offered on a geographic exclusive basis to fertility centers across the country.

Revenues for the third quarter of 2000 were approximately $14.8 million, a 24.9% increase from the same period in 1999. The contribution to earnings from operations in the third quarter of 2000 was approximately $2.43 million compared to $2.39 million for the same period in 1999. Net income for the third quarter of 2000 was $440,000 compared to net income of $385,000 for the same period in 1999. Diluted earnings per share for the third quarter of 2000 were $0.10 compared to $0.07 for the same period in 1999. While same period revenues grew significantly, contribution and net income grew at smaller rates due, principally, to the decline in higher margin contract revenue from our single remaining hospital contract and the growth of lower margin pharmaceutical revenue.

Revenues for the first nine months of 2000 were $41.9 million, a 26.1% increase from the same period in 1999. The contribution to earnings from operations for the first nine months of 2000 was approximately $6.5 million compared to $7.2 million for the same period in 1999. Net income for the first nine months of 2000 was $1.1 million compared to net income of $1.4 million for the same period in 1999. Diluted earnings per share for the first nine months of 2000 were $0.23 compared to $0.27 for the same period in 1999. Revenues grew for the first nine months compared to the prior year, however, the decline in higher margin revenue from the hospital contract and its replacement by lower margin pharmaceutical revenue negatively impacted contribution and net income.

"Demand for fertility services continues to grow at a healthy rate fueling continued improvement in the Company's financial performance," said Gerardo Canet, President & CEO of IntegraMed America, Inc. "Same center revenue improved by $5.4 million during the third quarter of 2000 compared to the same period in 1999 and 32.6% year to date. In addition, the diversification strategy is beginning to payoff. During the third quarter, revenues from IntegraMed Pharmaceutical Services grew by $2.1 million compared to the same period in 1999, the first full quarter of operations. IPSI has been profitable from the first day of operations and now represents 16.2% of the Company's revenues."

"We plan to accelerate our diversification strategy," continued Mr. Canet. "IntegraMed PatientDirect is the newest product line that we launched at the annual American Society of Reproductive Medicine meeting in San Diego in October. PatientDirect provides high quality fertility centers with exclusive access to new patients through a package of Internet powered marketing programs. Included in PatientDirect are treatment financing programs, employer contracting efforts, and a patient refund program called Shared Risk Refund. Under this innovative program, patients pay IntegraMed one fixed fee for up to three cycles of IVF. If the patients do not have a baby, under this program they receive a substantial refund."

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

The Shared Risk Refund program has been extensively used at the Company's affiliated Shady Grove Fertility Reproductive Science Center in Washington, DC. The product has been refined over several hundred patients and the Company plans on a national roll-out in early 2001. The entire PatientDirect program, including Shared Risk Refund, is powered by IntegraMed's web site, www.integramed.com.

IntegraMed, based in Purchase, NY offers products and services to patients, providers, payors and manufacturers focused on the $2 billion infertility industry. Specifically, the Company provides Business Services to a network of Reproductive Science Centers(R) - the leading providers of conventional fertility and assisted reproductive technology (ART) services; distributes pharmaceutical and financing products directly to patients; and, conducts clinical research through IntegraMed Research Institute.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements. Actual results may differ materially from the statements made as a result of various factors including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant management contract(s); profitability at Reproductive Science Centers managed by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission (SEC).

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


                            INTEGRAMED AMERICA, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              (all amounts in thousands, except per share amounts)

                                                                        For the                   For the
                                                                  three-month period         nine-month period
                                                                  ended September 30,       ended September 30,
                                                                  -------------------       -------------------
                                                                   2000         1999         2000         1999
                                                                  ------       ------       ------       ------
                                                                      (unaudited)               (unaudited)

Revenues, net ................................................    $14,810      $11,862      $41,945      $33,255

Cost of services incurred:
   Employee compensation and related expenses.................      5,441        4,620       15,908       12,883
   Direct materials...........................................      3,267        1,785        8,428        4,091
   Occupancy costs............................................        827          766        2,487        2,674
   Depreciation...............................................        307          402          986        1,011
   Other expenses.............................................      2,536        1,899        7,655        5,373
                                                                 --------     --------     --------     --------
     Total cost of services rendered..........................     12,378        9,472       35,464       26,032
                                                                 --------     --------     --------      -------

Contribution..................................................      2,432        2,390        6,481        7,223

General and administrative expenses...........................      1,642        1,611        4,381        4,504
Amortization of intangible assets.............................        216          274          650          779
Interest income...............................................        (56)         (46)        (141)         (88)
Interest expense..............................................        109          121          328          382
                                                                 --------     --------     --------      -------
   Total other expenses.......................................      1,911        1,960        5,218        5,577

Income before income taxes....................................        521          430        1,263        1,646
Provision for income taxes....................................         81           45          165          217
                                                                 --------     --------     --------      -------

Net income....................................................        440          385        1,098        1,429
Less: Dividends paid and/or accrued on Preferred Stock........         33           33           99           99
                                                                 --------     --------     --------      -------
Net income applicable to Common Stock.........................   $    407     $    352     $    999      $ 1,330
                                                                 ========     ========     ========      =======

Basic earnings per share of Common Stock......................   $   0.10     $   0.07     $   0.24     $   0.27
                                                                 ========     ========     ========     ========
Diluted earnings per share of Common Stock....................   $   0.10     $   0.07     $   0.23     $   0.27
                                                                 ========     ========     ========     ========

Weighted average shares - basic...............................      4,059        4,863        4,199        4,910
                                                                 ========     ========     ========     ========
Weighted average shares - diluted.............................      4,119        4,981        4,261        5,002
                                                                 ========     ========     ========     ========


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


                            INTEGRAMED AMERICA, INC.
                           CONSOLIDATED BALANCE SHEET
                           (all amounts in thousands)



                                                            September 30, 2000    December 31, 1999
                                                            ------------------    -----------------
                                                                (unaudited)

Total current assets.......................................       $16,575               $16,162

Total assets...............................................       $39,990               $40,815

Total current liabilities..................................       $11,874               $10,457

Shareholders' equity.......................................       $25,397               $26,639

Total liabilities and shareholders' equity.................       $39,990               $40,815

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